Exhibit 99.1
NEWS RELEASE

Contact:	Jennifer Chmieleski
Vice President and Controller
(978) 206-8220
Jenniferc@psychemedics.com
PSYCHEMEDICS CORPORATION ANNOUNCES YEAR END RESULTS
RECORD ANNUAL AND QUARTERLY REVENUE
DECLARES QUARTERLY DIVIDEND
Acton, Massachusetts, February 14, 2008 — Psychemedics Corporation (AMEX:PMD) today announced fourth quarter and year-end financial results for the period ended December 31, 2007, which included record revenues for both the quarterly and full-year periods. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of March 7, 2008 to be paid on March 21, 2008. This will be the Company’s 46th consecutive quarterly dividend.
The Company’s revenue for the year ended December 31, 2007 was $24,568,824, up 5% as compared to $23,425,090 for all of 2006. Net income for the year ended December 31, 2007 was $4,483,687 or $0.85 per share, a decrease of 9% over the comparable period last year during which the Company earned $4,902,201 or $0.94 per share. Revenue for the fourth quarter was $5,891,412, an increase of 2% as compared to $5,797,012 in the fourth quarter of 2006. Net income was $906,817 or $0.17 per share, down 23% from $1,175,963 or $0.22 per share for the same period of 2006.
Raymond C. Kubacki, Chairman and Chief Executive Officer, said, “We are pleased to report that Psychemedics has once again set new records for revenue for both the fourth quarter and full year, despite a very challenging hiring environment. Our revenue increase, however, was below historical trends caused by a decline in our base business (accounts over one year), largely influenced by a major auto-related client who was off 84% from its spike in hiring in 2006. Our new business continues to remain healthy.”
Kubacki continued, “While our earnings did not match last year’s record results due to increased general and administrative expenses and extra R&D expenses, we continue to show very strong operating margins. Our gross margin remained at 60% for 2007 and 2006, while our pre-tax margin continued to be above 30%, despite higher than anticipated legal and accounting expenses and increased R&D. Our 2007 net income was also unfavorably impacted by a three percentage point increase in our effective tax rate, resulting in lower net income and earnings per share. It is important to note that the fourth quarter is seasonably low and, therefore fluctuations in revenue, expenses and/or tax rates have a disproportionate impact on the results.

“We continue to see significant opportunities for further growth. To capitalize on these prospects, we have already in 2008 added a Director of Marketing who will establish and manage our lead generation initiative, thereby increasing our sales team’s productivity. In 2007, we added two regional sales professionals and anticipate further additions in 2008.”
Kubacki concluded, “The Company’s balance sheet remains strong with approximately $10.0 million of cash and short-term investments, no long-term debt and over $12.8 million of working capital. Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. Therefore we are pleased to declare our 46th consecutive quarterly dividend.”
Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.
Financial Highlights:
•	Record Revenue for 2007, an increase of 5% over 2006 to $24,568,824

•	Record Revenue for the fourth quarter, an increase of 2% over the prior year quarter to $5,891,412

•	Pretax Income for 2007 of $7,555,687, down 4% from 2006

•	Pretax Income for the fourth quarter of $1,596,017, down 16% from the prior year quarter

•	Net Income for 2007 of $4,483,687, or $0.85 per diluted share, down 9% from 2006

•	Net Income for the fourth quarter of $906,817, or $0.17 per diluted share, down 23% from the prior year quarter
The Psychemedics web site is www.drugtestwithhair.com
Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company’s sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME

	Three months ended		Twelve months ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2007	2006	2007	2006
REVENUE	$5,891,412	$5,797,012	$24,568,824	$23,425,090
COST OF REVENUE	2,496,674	2,397,481	9,892,226	9,369,257

Gross profit	3,394,738	3,399,531	14,676,598	14,055,833

OPERATING EXPENSES:
General and administrative	978,962	812,431	3,948,642	3,278,826
Marketing and selling	822,833	682,328	3,099,909	2,769,310
Research and development	111,526	103,870	489,007	444,532

	1,913,321	1,598,629	7,537,558	6,492,668

Income from operations	1,481,417	1,800,902	7,139,040	7,563,165

Interest income	114,600	94,061	416,647	294,036

INCOME BEFORE PROVISION FOR INCOME TAXES	1,596,017	1,894,963	7,555,687	7,857,201
PROVISION FOR INCOME TAXES	689,200	719,000	3,072,000	2,955,000

NET INCOME	$906,817	$1,175,963	$4,483,687	$4,902,201

BASIC NET INCOME PER SHARE	$0.17	$0.23	$0.86	$0.95

DILUTED NET INCOME PER SHARE	$0.17	$0.22	$0.85	$0.94

DIVIDENDS DECLARED PER SHARE	$0.15	$0.125	$0.60	$0.475

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC	5,220,326	5,172,247	5,205,032	5,170,258

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, DILUTED	5,303,474	5,248,503	5,301,620	5,240,155

PSYCHEMEDICS CORPORATION
BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,096,734	$4,180,235
Short-term investments	3,875,000	3,683,192
Accounts receivable, net of allowance for doubtful accounts of $235,337 in 2007 and $333,281 in 2006	3,555,342	3,196,384
Prepaid expenses and other current assets	498,919	506,161
Deferred tax assets	429,472	412,486

Total current assets	14,455,467	11,978,458
PROPERTY AND EQUIPMENT:
Computer software	1,205,840	1,205,840
Office furniture and equipment	2,146,269	2,021,991
Laboratory equipment	6,545,889	6,254,228
Leasehold improvements	894,659	894,659

	10,792,657	10,376,718
Less — Accumulated depreciation and amortization	(9,977,315)	(9,630,190)

	815,342	746,528
DEFERRED TAX ASSETS	231,346	183,555
OTHER ASSETS	58,613	39,830

	$15,560,768	$12,948,371

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$488,640	$499,420
Accrued expenses	951,242	553,043
Deferred revenue	242,955	392,403
Total current liabilities	1,682,837	1,444,866

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.005 par value; 872,521 shares authorized and none outstanding	—	—
Common stock, $0.005 par value; 50,000,000 shares authorized, 5,811,982,shares issued in 2007 and 5,756,044 shares issued in 2006	29,060	28,780
Paid-in capital	26,539,764	25,609,800
Accumulated deficit	(3,527,269)	(5,012,384)
Less — Treasury stock, at cost; 586,197 shares in 2007 and 583,797 shares in 2006	(9,163,624)	(9,122,691)

Total shareholders’ equity	13,877,931	11,503,505

	$15,560,768	$12,948,371